FIRSTAR FUNDS, INC.
                            Registration No. 811-5380
                                   FORM N-SAR
                     Semi-Annual Period Ended April 30, 1999


SUB-ITEM 77C:  Submission of matters to a vote of security holders.

     (a) Pursuant to a Consent of Sole Shareholder of the Class B Shares of the Special Growth, Bond IMMDEXTM, Equity Index, Growth & Income, Short-Term Bond Market, Balanced Growth, Growth, Intermediate Bond Market, Tax-Exempt Intermediate Bond, International Equity, MicroCap, Balanced Income and Emerging Growth Funds dated February 26, 1999, B.C. Ziegler & Company, as sole shareholder, approved the following matter: the form, terms and provisions of the 12b-1 Distribution and Service Plan on behalf of the Class B Shares of the Special Growth, Bond IMMDEXTM, Equity Index, Growth & Income, Short-Term Bond Market, Balanced Growth, Growth, Intermediate Bond Market, Tax-Exempt Intermediate Bond, International Equity, MicroCap, Balanced Income and Emerging Growth Funds.

SUB-ITEM 77I:  Terms of new or amended securities.

     (b) The response to sub-item 77I(b) with respect to Class B Shares of the Special Growth, Bond IMMDEXTM, Equity Index, Growth & Income, Short-Term Bond Market, Balanced Growth, Growth, Intermediate Bond Market, Tax-Exempt Intermediate Bond, International Equity, MicroCap, Balanced Income and Emerging Growth Funds, is incorporated by reference to Exhibit (a)(14) in Registrant's Post-Effective Amendment No 36 filed with the Commission on March 1, 1999.

SUB-ITEM 77Q1: Exhibits.

     (a) Articles of Amendment to  Registrant's  Articles of  Incorporation  are
incorporated   herein  by   reference   to  Exhibit   (a)(14)  in   Registrant's
Post-Effective Amendment No. 36 filed with the Commission on March 1, 1999.